EXHIBIT 99.2 New Investors Bancorp, Inc. Commences Firm Commitment Underwritten Offering
SHORT HILLS, NJ, April 21, 2014 (PR NEWSWIRE) – Investors Bancorp, Inc. (the "Company") (Nasdaq:ISBC), an existing Delaware corporation, announced today that New Investors Bancorp, Inc. (“New Investors Bancorp”), the proposed holding company for Investors Bank, commenced the firm commitment underwritten offering portion of the second step conversion to sell shares of common stock not subscribed for in the subscription offering to the general public at $10.00 per share.  RBC Capital Markets, Keefe, Bruyette & Woods, and Sandler O’Neill & Partners, L.P. are acting as joint book-running managers for the firm commitment underwritten offering.  Barclays, Deutsche Bank Securities, and J.P. Morgan are acting as joint lead managers, and Sterne Agee and Boenning & Scattergood, Inc. are acting as co-managers for the firm commitment underwritten offering.
On April 17, 2014, the Company announced an increase in the maximum purchase limitations for those persons who subscribed for the maximum purchase limit in the subscription offering (which expired April 11) and indicated on the stock order form a desire to purchase additional shares if the maximum purchase limits were increased.  These persons are being resolicited, with a final submission deadline of the supplemental orders of 2:00 p.m. Eastern Standard Time, on April 24, 2014.  Results of the subscription offering are expected to be announced shortly thereafter. All other eligible subscribers who properly completed and timely submitted a stock order form will be allocated the number of shares of common stock requested in their stock order form.

The completion of the conversion and offering remains subject to, among other things, selling a minimum of 170,000,000 shares in the offering, and the receipt of the approval of the depositors of Investors Bank and of the stockholders of the Company.

About Investors Bancorp

Investors Bancorp, Inc. is the holding company for Investors Bank, which operates from its corporate headquarters in Short Hills, New Jersey and over 129 offices located throughout New Jersey and New York. Investors Bank’s deposits are insured by the Federal Deposit Insurance Corporation. Investors may obtain additional information about Investors Bancorp and Investors Bank on the internet at www.myinvestorsbank.com under About Us.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus, and any related prospectus supplement, forming part of the registration statement.

A proxy statement/prospectus concerning the conversion has been filed with the Securities and Exchange Commission. Stockholders of the Company are urged to read the proxy statement/prospectus because it contains important information. Investors are able to obtain all documents filed with the Securities and Exchange Commission by the Company and New Investors Bancorp free of charge at the Securities and Exchange Commission's website, www.sec.gov. In addition, these documents are available free of charge from the Corporate Secretary of the Company at 101 JFK Parkway, Short Hills, NJ 07078, Attention: Corporate Secretary.

The directors, executive officers, and certain other members of management and employees of the Company are participants in the solicitation of proxies from the stockholders of the Company in favor of the conversion. Information about the directors and executive officers of the Company is included in the proxy statement/prospectus filed with the Securities and Exchange Commission.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

CONTACT: Domenick A. Cama, ISBC Investor Relations
(973) 924-5105
dcama@myinvestorsbank.com

SOURCE Investors Bancorp, Inc.